Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS THIRD QUARTER 2020 NET SALES INCREASED COMPARED WITH THIRD QUARTER 2019 AND NET CASH PROVIDED BY OPERATING ACTIVITIES OF $481 MILLION

Auburn Hills, Michigan, October 29, 2020 – BorgWarner Inc. (NYSE: BWA) today reported third quarter results.

Third Quarter Highlights:
•U.S. GAAP net sales of $2,534 million, up 2% compared with third quarter 2019.
◦Excluding the impact of foreign currencies and the net impact of acquisitions and divestitures, net sales were up 1% compared with third quarter 2019.
•U.S. GAAP net earnings of $0.53 per diluted share.
◦Excluding the $(0.35) per diluted share related to non-comparable items (detailed in the table below), adj. net income was $0.88 per diluted share.
•U.S. GAAP operating income of $284 million, or 11.2% of net sales.
◦ Excluding the $33 million of pretax expenses related to non-comparable items, adj. operating income was $317 million. Excluding the impact of non-comparable items, adj. operating income was 12.5% of net sales.
•Net cash provided by operating activities of $481 million.
◦ Free cash flow was $390 million.

Financial Results:
The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the company's ongoing operations, and related tax effects.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Earnings per diluted share	$0.53	$0.94	$0.69	$2.54

Non-comparable items:
Restructuring expense	0.07	0.04	0.29	0.15
Merger, acquisition and divestiture expense	0.04	0.02	0.24	0.04
Asset impairments	—	—	0.11	—
Net gain on insurance recovery for property damage	(0.01)	—	(0.04)	—
Delayed-draw term loan cancellation	—	—	0.01	—
Unfavorable arbitration loss	—	—	—	0.07
Officer stock awards modification	—	—	—	0.01
Pension settlement loss	—	—	—	0.10
Tax adjustments	0.25	(0.04)	0.21	0.04

Adjusted earnings per diluted share	$0.88	$0.96	$1.51	$2.95

Net sales were $2,534 million for the third quarter 2020, up 2% from $2,492 million for the third quarter 2019, as increased demand for the company’s products offset lower industry production volume. Net earnings for the third quarter 2020 were $111 million, or $0.53 per diluted share, compared with net earnings of $194 million, or $0.94 per diluted share, for the third quarter 2019. Adj. net income per diluted share for the third quarter 2020 was $0.88, down from adj. net income per diluted share of $0.96 for the third quarter 2019. Adj. net income for the third quarter 2020 excluded net non-comparable items of $(0.35) per diluted share. Adj. net income for the third quarter 2019 excluded net non-comparable items of $(0.02) per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The decrease in net earnings was primarily due to the increase in the company's effective tax rate. The impact of foreign currencies increased net sales by approximately $22 million and had minimal impact on net earnings per diluted share for the third quarter 2020, compared with the third quarter 2019.

For the first nine months of 2020, net sales were $6,239 million, down 18% from $7,609 million for the first nine months of 2019, due primarily to production disruptions in the second quarter arising from the COVID-19 pandemic. Net income for the first nine months of 2020 was $142 million, or $0.69 per diluted share, compared with $526 million, or $2.54 per diluted share, for the first nine months of 2019. Adj. net income per share for the first nine months of 2020 was $1.51, down from $2.95 for the first nine months of 2019. Adj. net income for the first nine months of 2020 excluded net non-comparable items of $(0.82) per diluted share. Adj. net income for the first nine months of 2019 excluded net non-comparable items of $(0.41) per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The decrease in net earnings was primarily due to the impact of lower revenue and the increase in the company's effective tax rate. The impact of foreign currencies decreased net sales by approximately $66 million and decreased net earnings by approximately $0.02 per diluted share for the first nine months of 2020, compared with the first nine months of 2019.

Net cash provided by operating activities was $808 million for the first nine months of 2020, compared with $824 million for the nine months of 2019. Investments in capital expenditures, including tooling outlays, totaled $262 million for the first nine months of 2020 compared with $346 million for the first nine months of 2019. Compared with the end of 2019, balance sheet debt at the end of the third quarter 2020 increased $876 million, while cash and cash equivalents increased by $1,289 million.

Engine Segment Results: Engine segment net sales were $1,476 million during the third quarter 2020, compared with $1,514 million during the third quarter 2019. Excluding the impact of foreign currencies, net sales were down 4% from the prior year. Adj. earnings before interest, income taxes and non-controlling interest ("Adj. EBIT") were $225 million during the third quarter 2020, compared to $241 million from the prior year. The decline in Adj. EBIT was primarily due to the impact of lower revenue. The impact of foreign currencies was not significant

Drivetrain Segment Results: Drivetrain segment net sales were $1,075 million during the third quarter 2020, compared with $993 million during the third quarter 2019. Excluding the impact of foreign currencies, net sales were up 8% from the prior year. Adj. EBIT was $131 million during the third quarter 2020, compared to $100 million from the prior year. The increase in Adj. EBIT was primarily due to the impact of higher revenue. Excluding the impact of foreign currencies, Adj. EBIT was $133 million, up $33 million from the third quarter 2019.

Fourth Quarter 2020 Guidance: For the fourth quarter 2020, net sales are expected to be in the range of $3.46 billion to $3.61 billion, under the assumption that there are not additional production disruptions arising from COVID-19. This includes the impact of the acquisition of Delphi Technologies, which is expected to increase fourth quarter sales by $950 million to $1.0 billion. Excluding the impact of non-comparable items, adj. operating margin is expected to be in the range of 8.8% to 9.6%.

Full Year 2020 Guidance: For the full-year 2020, net sales are expected to be in the range of $9.7 billion to $9.85 billion, under the assumption that there are not additional production disruptions arising from COVID-19. This implies a year-over-year decrease in organic sales of 12.5% to 13.5%. The company expects its blended light-vehicle market to decline in the range of approximately 18.5% to 19.0% in 2020. The divestiture of the thermostat product line decreased year-over-year sales by approximately $30 million. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $18 million.

Excluding the impact of non-comparable items, adj. operating margin is expected to be in the range of 8.7% to 9.0%. Full-year operating cash flow is expected to be in the range of $900 million to $975 million, while free cash flow is expected to be in the range of $475 million to $525 million. The company's free cash flow guidance includes approximately $100 million negative impact from transaction-related costs and synergy-related costs associated with the Delphi Technologies acquisition.

At 9:30 a.m. ET today, a brief conference call concerning third quarter 2020 results and guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx. Additionally, an earnings call presentation will be available at http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. Building on its original equipment expertise,
BorgWarner also brings market leading product and service solutions to the global aftermarket.
With manufacturing and technical facilities in 99 locations in 24 countries, the company employs approximately 48,000 worldwide. For more information, please visit borgwarner.com.

# # #

Forward-Looking Statements: This news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates (including instances where “E” immediately precedes a year),” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this news release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: uncertainties regarding the extent and duration of impacts of matters associated with COVID-19/coronavirus, including additional production disruptions; the failure to realize the expected benefits of the acquisition of Delphi Technologies PLC that the Company completed on October 1, 2020; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, tariffs, in the countries in which we operate; and the other risks, including, by way of example, pandemics and quarantines, noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this news release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$2,534	$2,492	$6,239	$7,609
Cost of sales	2,017	1,968	5,101	6,053
Gross profit	517	524	1,138	1,556

Selling, general and administrative expenses	204	230	601	668
Other expense, net	29	18	142	63
Operating income	284	276	395	825

Equity in affiliates’ earnings, net of tax	(3)	(7)	(10)	(25)
Interest income	(3)	(4)	(8)	(9)
Interest expense	20	15	50	43
Other postretirement (income) expense	(2)	(1)	(5)	26
Earnings before income taxes and noncontrolling interest	272	273	368	790

Provision for income taxes	143	66	186	230
Net earnings	129	207	182	560

Net earnings attributable to the noncontrolling interest, net of tax	18	13	40	34
Net earnings attributable to BorgWarner Inc.	$111	$194	$142	$526

Earnings per share — diluted	$0.53	$0.94	$0.69	$2.54

Weighted average shares outstanding — diluted	207.3	206.3	206.7	206.8

Supplemental Information (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$481	$357	$808	$824

Capital expenditures, including tooling outlays	$91	$102	$262	$346

Depreciation and amortization	$115	$110	$339	$324

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Engine	$1,476	$1,514	$3,736	$4,681
Drivetrain	1,075	993	2,542	2,973
Inter-segment eliminations	(17)	(15)	(39)	(45)
Net sales	$2,534	$2,492	$6,239	$7,609

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adj. EBIT") (Unaudited)
(in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Engine	$225	$241	$461	$731
Drivetrain	131	100	195	307
Adjusted EBIT	356	341	656	1,038
Restructuring expense	20	14	72	41
Merger, acquisition and divestiture expense	16	4	58	10
Asset impairments	—	—	26	—
Net gain on insurance recovery for property damage	(3)	—	(9)	—
Unfavorable arbitration loss	—	—	—	14
Officer stock awards modification	—	—	—	2
Corporate, including stock-based compensation	39	47	114	146
Equity in affiliates’ earnings, net of tax	(3)	(7)	(10)	(25)
Interest income	(3)	(4)	(8)	(9)
Interest expense	20	15	50	43
Other postretirement (income) expense	(2)	(1)	(5)	26
Earnings before income taxes and noncontrolling interest	272	273	368	790
Provision for income taxes	143	66	186	230
Net earnings	129	207	182	560
Net earnings attributable to the noncontrolling interest, net of tax	18	13	40	34
Net earnings attributable to BorgWarner Inc.	$111	$194	$142	$526

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$2,121	$832
Receivables, net	1,977	1,921
Inventories, net	815	807
Prepayments and other current assets	252	276
Total current assets	5,165	3,836

Property, plant and equipment, net	2,824	2,925
Other non-current assets	2,903	2,941
Total assets	$10,892	$9,702

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$49	$286
Accounts payable and accrued expenses	2,127	1,977
Income taxes payable	23	66
Total current liabilities	2,199	2,329

Long-term debt	2,787	1,674
Other non-current liabilities	988	855

Total BorgWarner Inc. stockholders’ equity	4,757	4,706
Noncontrolling interest	161	138
Total equity	4,918	4,844
Total liabilities and equity	$10,892	$9,702

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Nine Months Ended September 30,
	2020	2019
OPERATING
Net earnings	$182	$560
Depreciation and amortization	339	324
Restructuring expense, net of cash paid	49	14
Asset impairments	26	—
Stock-based compensation expense	29	30
Gain on insurance recovery received for property damage	(9)	—
Deferred income tax provision	56	28
Pension settlement loss	—	26
Tax reform adjustments to provision for income taxes	—	16
Equity in affiliates’ earnings, net of dividends received, and other	(1)	9
Net earnings adjusted for non-cash charges to operations	671	1,007
Changes in assets and liabilities:	137	(183)
Net cash provided by operating activities	808	824

INVESTING
Capital expenditures, including tooling outlays	(262)	(346)
Insurance proceeds received for damage to property, plant and equipment	23	—
Capital expenditures for damage to property, plant and equipment	(18)	—
Proceeds from settlement of net investment hedges	12	—
Payments for business acquired, net of cash acquired	(2)	(10)
Payments for investments in equity securities	(2)	(52)
Proceeds from sale of business, net of cash divested	—	24
Proceeds from asset disposals and other, net	—	4
Net cash used in investing activities	(249)	(380)

FINANCING
Net increase in notes payable	6	—
Additions to debt	1,163	45
Payments for debt issuance costs	(11)	—
Repayments of debt, including current portion	(308)	(54)
Payments for purchase of treasury stock	—	(100)
Payments for stock-based compensation items	(13)	(15)
Contributions from noncontrolling interest stockholders	—	4
Dividends paid to BorgWarner stockholders	(105)	(105)
Dividends paid to noncontrolling stockholders	(21)	(23)
Net cash provided by (used in) financing activities	711	(248)

Effect of exchange rate changes on cash	19	(19)

Net increase in cash and cash equivalents	1,289	177

Cash and cash equivalents at beginning of year	832	739
Cash and cash equivalents at end of period	$2,121	$916

Non-GAAP Financial Measures

This press release contains information about BorgWarner’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2020 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income

The company defines adjusted operating income as operating income adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the company’s ongoing operations.

Adjusted Operating Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$2,534	$2,492	$6,239	$7,609

Gross profit	517	524	1,138	1,556
Gross margin	20.4%	21.0%	18.2%	20.4%

Operating income	284	276	395	825
Operating margin	11.2%	11.1%	6.3%	10.8%

Non-comparable items:
Restructuring expense	$20	$14	$72	$41
Merger, acquisition and divestiture expense	16	4	58	10
Asset impairments	—	—	26	—
Net gain on insurance recovery for property damage	(3)	—	(9)	—
Unfavorable arbitration loss	—	—	—	14
Officer stock awards modification	—	—	—	2
Adjusted operating income	$317	$294	$542	$892
Adjusted operating margin	12.5%	11.8%	8.7%	11.7%

Adjusted Operating Income
	Q4 2020 Outlook		Full Year 2020 Outlook
	Low	High	Low	High
Net sales	$3,461	$3,611	$9,700	$9,850

Operating income	90	170	485	565
Operating margin	2.6%	4.7%	5.0%	5.7%

Non-comparable items:
Restructuring expense	$100	$75	$172	$147
Merger, acquisition and divestiture expense	50	45	108	103
Inventory step-up	65	55	65	55
Asset Impairment	—	—	26	26
Net gain on insurance recovery for property damage	—	—	(9)	(9)
Adjusted operating income	$305	$345	$847	$887
Adjusted operating margin	8.8%	9.6%	8.7%	9.0%

Free Cash Flow

The company defines free cash flow as net cash provided by operating activities minus capital expenditures and it is useful to both management and investors in evaluating the company’s ability to service and repay its debt.

Free Cash Flow Reconciliation
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash provided by operating activities	$481	$357	$808	$824
Capital expenditures, including tooling outlays	$(91)	$(102)	$(262)	$(346)
Free cash flow	$390	$255	$546	$478

Free Cash Flow Reconciliation
	Q4 2020 Outlook		Full Year 2020 Outlook
	Low	High	Low	High
Cash provided by operating activities	$92	$167	$900	$975
Capital expenditures, including tooling outlays	$(163)	$(188)	$(425)	$(450)
Free cash flow	$(71)	$(21)	$475	$525

Key Definitions

The terms below are commonly used by management and investors in assessing ongoing financial performance.

Organic Revenue Change: Revenue change year over year excluding the estimated impact of FX and net M&A.

Market: Light vehicle production weighted for BorgWarner's geographic exposure as estimated by BorgWarner

Outgrowth: BorgWarner's "Organic Revenue Change" vs. change in "Market".